Exhibit 3(ii)(D)

                             January 2005 Amendment
                                     of the
                              Declaration of Trust
                                       of
                       Ridgewood Electric Power Trust III


     This January 2005 Amendment of the Declaration of Trust of Ridgewood Electric Power Trust III (the "January 2005 Amendment") is made by Ridgewood Renewable Power LLC, as Managing Shareholder of Ridgewood Electric Power Trust III (the "Trust") effective as of January 1, 2005.

     Whereas, the Declaration of Trust which created the Trust was executed by the Managing Shareholder and Ridgewood Energy Holding Corporation as grantor and corporate trustee ("Corporate Trustee") as of January 3, 1994 and was amended and restated in its entirety by the Managing Shareholder by Written Consent dated November 21, 1994 (together, the "Original Declaration"); and

     Whereas, by letter dated August 18, 1997 (the "August 1997 Amendment"), the Managing Shareholder informed the Shareholders of the Trust that the Managing Shareholder was voluntarily modifying the sharing arrangements between the Shareholders and the Managing Shareholder under the Original Declaration for the benefit of the Shareholders; and

     Whereas, the Original Declaration was further amended by the Managing Shareholder pursuant to a "Consent in Writing" effective January 1, 2000 (the "January 2000 Amendment"); and

     Whereas, the Original Declaration was further amended by a written instrument executed by the Corporate Trustee of the Trust, as of December 20, 2001 (the "December 2001 Amendment"); and

     Whereas, the Original Declaration was further amended by a written instrument executed by the Corporate Trustee of the Trust, as of December 18, 2003 (the "December 2003 Amendment"); and

     Whereas, the Original Declaration, as amended by the August 1997 Amendment, the January 2000 Amendment, the December 2001 Amendment and the December 2003 Amendment is herein referred to as the "Amended Declaration"; and


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     Whereas, except as set forth herein, terms set forth in capital letters herein shall have the meanings assigned to such terms in the Amended Declaration; and

     Whereas, Section 15.8 of the Amended Declaration authorizes the Managing Shareholder to make amendments to the Amended Declaration without notice to or approval of the Shareholders in a variety of circumstances, including, without limitation, amendments to maintain the tax status of the Trust; and

     Whereas, tax counsel for the Trust has recommended that certain provisions of the Trust be amended to clear up potential ambiguity and to maintain the tax status of the Trust; and

     Whereas, the Managing Shareholder has reviewed the proposed amendments to the Amended Declaration recommended by tax counsel for the Trust, and has concluded that the amendment of the Amended Declaration in the manner recommended by tax counsel for the Trust will not materially and adversely affect the interests of the Shareholders in the Trust.

     Now, therefore, the Amended Declaration is further amended as follows:

          1. Article 4 of the Amended Declaration is hereby amended by inserting new Sections 4.9 through 4.13 immediately following the end of existing
     Section 4.8 as follows:

          "4.9 General Application. Notwithstanding any other provision of this Declaration, for all fiscal periods beginning on or after January 1, 2005, the rules set forth below in Sections 4.10 through 4.13 shall apply for the purposes of determining each Shareholder's allocable share of the items of income, gain, loss and expense of the Trust comprising Profits or Losses of the Trust for each fiscal period, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Shareholder's Capital Account to reflect the aforementioned general and special allocations. For each fiscal period, the special allocations in Section 4.11 and
          Article VII shall be made immediately prior to the general allocations of Section 4.10. The provisions of Sections 4.3(b), 4.3(d) and 4.4 shall continue to apply."

          "4.10 General Allocations.

               (a) Hypothetical Liquidation. The items of income, expense, gain and loss of the Trust comprising Profits or Losses for a fiscal period



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          shall be allocated among the Shareholders in a manner that will, as nearly as possible, cause the Capital Account balance of each Shareholder at the end of such fiscal period to equal the excess (which may be negative) of:

               (i) the amount of the hypothetical distribution (if any) that such Shareholder would receive if, on the last day of the fiscal period, (x) all Trust assets, including cash, were sold for cash equal to their book values, taking into account any adjustments thereto for such Fiscal Year, (y) all Trust liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the book values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 8.1(g), over

               (ii) the sum of (x) the amount, if any, without duplication, that such Shareholder would be obligated to contribute to the capital of the Trust, (y) such Shareholder's share of Partnership Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Shareholder's share of Partner Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed as of the hypothetical sale described in Section 4.10 (a)(i).

               (b) Determination of Items Comprising Allocations.

               (i) If the Trust has Profits for a fiscal period,

               (A) for any Shareholder as to whom the allocation pursuant to
          Section 4.10 (a) would reduce its Capital Account, such allocation shall be comprised of a proportionate share of each of the Trust's items of expense or loss entering into the computation of Profits for such fiscal period; and

               (B) the allocation pursuant to Section 4.10(a) in respect of each Shareholder (other than a Shareholder referred to in Section 4.10(b)(i)(A) hereof) shall be comprised of a proportionate share of each Trust item of income, gain, expense and loss entering into the computation of Profits for such fiscal period (other than the portion of each Trust item of expense and loss, if any, that is allocated pursuant to Section 4.10(b)(i)(A) hereof).

               (ii) If the Trust has a Loss for a fiscal period,

               (A) for any Shareholder as to whom the allocation pursuant to
          Section 4.10 (a) hereof would increase its Capital Account, such allocation shall be comprised of a proportionate share of each of the Trust's items of income and gain entering into the computation of Loss for such fiscal period; and

               (B) the allocation pursuant to Section 4.10(a) hereof in respect of each Shareholder (other than a Shareholder referred to in Section



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          4. 1 0(b)(ii)(A) hereof) shall be comprised of a proportionate share of each Trust item of income, gain, expense and loss entering into the computation of Loss for such fiscal period (other than the portion of each Trust item of income and gain, if any, that is allocated pursuant to Section 4.10(b)(ii)(A) hereof).

               (c) Loss Limitation. Notwithstanding anything to the contrary contained in this Section 4.10, the amount of items of Trust expense and loss allocated pursuant to this Section 4.10 to any Shareholder shall not exceed the maximum amount of such items that can be so allocated without causing such Shareholder (other than a Managing Shareholder) to have a deficit in his Adjusted Capital Account at the end of any fiscal period. All such items in excess of the limitation set forth in this Section 4.10(c) shall be allocated first to Shareholders who would not have a deficit in his Adjusted Capital Account, pro rata, until no Shareholder would be entitled to any further allocation, and thereafter to the Managing Shareholder.

               (d) No Deficit Restoration Obligation. At no time during the term of the Trust or upon dissolution and liquidation thereof shall a Shareholder with a negative balance in its Capital Account have any obligation to the Trust or the other Shareholders to restore such negative balance, except as may be required by law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Declaration."

          "4.11 Special Allocations. The following special allocations shall be made in the following order:

               (a) Deficit Capital Accounts Generally. If a Shareholder has a deficit Capital Account balance at the end of any fiscal period which is in excess of the sum of (i) the amount such Shareholder is then obligated to restore pursuant to this Declaration, and (ii) the amount such Shareholder is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Shareholder shall be specially allocated items of Trust income and gain in an amount of such excess as quickly as possible, provided that any allocation under this
          Section 4.11(a) shall be made only if and to the extent that a Shareholder would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article 4 have been tentatively made as if this Section 4.11(a) were not in this Declaration.

               (b) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Trust shall be specially allocated 1% to the Managing Shareholder and 99% to all of the Investors in proportion to their Capital Contributions.


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          The allocations pursuant to Sections 4.11(a) and (b) shall be comprised of a proportionate share of each of the Trust's items of income and gain."

          "4.12 Allocation of Nonrecourse Liabilities. For purposes of determining each Shareholder's share of Nonrecourse Liabilities, if any, of the Trust in accordance with Regulations Section 1.752-3(a)(3), the Shareholders' interests in Trust Profits shall be determined in the same manner as prescribed by Section 4.11(b)."

          "4.13 Credits. All tax credits shall be allocated among the Shareholders as determined by the Managing Shareholder in its sole and absolute discretion, consistent with applicable law (including IRC
          Section 704(b) and the Treasury Regulations promulgated thereunder)."

          2. Section 6.1 (a)(4) of the Amended Declaration is hereby amended by inserting the phrase ",4.11" after the phrase "4.8" and before the phrase "and 7.4" at the end of such subsection.

          3. Section 6.1 (b)(3) of the Amended Declaration is hereby amended by inserting the phrase ",4.11" after the phrase "4.7" and before the phrase "and 7.4" at the end of such subsection.

          4. Section 7.4(d) of the Amended Declaration is hereby amended as follows:

               (a) by deleting the phrase "Sections 4.1 and 4.2" in the third line thereof and inserting in lieu thereof the phrase "Sections 4.1, 4.2 and 4.10;"

               (b) by deleting the phrase "Sections 4.1 and 4.2" in the fourth line thereof and inserting in lieu thereof the phrase "Sections 4.1, 4.2 and 4.10," and

               (c) by inserting the phrase "or Section 4.11" following the phrase "Section 7.4" in the fifth line thereof.

          5. Section 8.1 (e)(1) of the Amended Declaration is hereby amended by deleting clause (A) in the second line thereof and inserting a new clause A in lieu thereof, as follows:

               (A) the sum of (x) an amount equal to 14% of the Investors Average Annual Capital Contribution, plus (y) an additional amount equal to the amount by which distributions of Net Cash Flow to Investors with respect to all prior calendar years are less than the priority distribution amounts determined under this
               Section 8.1(e) for such calendar years; or"

          6. Section 8.1 (g)(3) of the Amended Declaration is hereby amended by inserting a period immediately after the phrase "Sections 8.1 (d), (e) and
     (g) (3)" in the fifth line thereof and deleting the remainder of such subsection.


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               7. Section 8.1 (g)(4) of the Amended Declaration is hereby amended by deleting such provision in its entirety and inserting a new provision in lieu thereof as follows:

               "(4) Fourth, the balance, if any, to the Shareholders in accordance with Section 8.1(c)."

               8. The Amended Declaration is hereby further amended by deleting
          Section 14.7 in its entirety.

               Notwithstanding anything herein to the contrary, the provisions of this January 2005 Amendment shall not be construed or interpreted in a manner that adversely affects the interests of the Investors as such existed immediately prior to the adoption of this January 2005 Amendment. The Amended Declaration, as amended by this January 2005 Amendment, continues in full force and effect.

               IN WITNESS WHEREOF, Ridgewood Renewable Power LLC, as Managing Shareholder of the Trust, has executed this January 2005 Amendment effective as of January 1, 2005.


                                            Ridgewood Renewable Power LLC

                                            By: /s/ Douglas R. Wilson
                                                -------------------------
                                            Name: Douglas R. Wilson
                                            Title: EVP/CFO



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